Exhibit 99
FOR IMMEDIATE RELEASE

Investment Contact:
Karen Q. Pisciotta
(516) 656-2153

Media Contact:
Claudia Ceniceros
(516) 656-2565

                        ACCLAIM ENTERTAINMENT
                   ADOPTS SHAREHOLDER RIGHTS PLAN


GLEN COVE, NY (JUNE 6, 2000) - Acclaim Entertainment, Inc. (NASDAQ: AKLM), a developer, publisher, distributor and marketer of video and computer games, announced today that its Board of Directors adopted a Shareholder Rights Plan to deter unfair takeover tactics.

The Rights Plan is designed to deter and to prevent an acquirer from gaining control of the Company by accumulating shares in the open market or through private transactions without offering a fair price to all shareholders. The distribution of the Rights is not intended to prevent a takeover of the Company and should not deter any prospective bidder willing to negotiate with the Board of Directors and pay a full and fair price for the Company's shares.

The Rights will be distributed to shareholders as a dividend at the rate of one Right for each share of common stock, $0.02 par value, of the Company held by shareholders of record as of the close of business of June 21, 2000. Each right initially will entitle shareholders to buy one one-thousandth of a share of a new Series B Junior Participating Preferred Stock at an exercise price of $30 per Right, subject to adjustment. Because the Rights will not initially be exercisable and will trade with the common stock, separate Right certificates will not be provided to shareholders at this time. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company's common stock.

The Company also announced that it has adopted certain changes to the Company's By- Laws which are designed to enhance the Company's corporate preparedness. A copy of the Rights Agreement and By-Laws amendments will be filed shortly with the Securities and Exchange Commission. This press release contains forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by the statements made above. Such risks and uncertainties include, among other things, the rate of growth of the installed base of the next generation gaming and PC systems, the timely availability and acceptance of Acclaim's future products for such systems, the timing of the introduction of next generation systems, the Company's ability to develop successful products for those systems, the competitive environment in the consumer software and related industries, the management of inventories and operating overheads and the related impact upon liquidity should any of these risks occur. These and other risks and uncertainties are detailed from time to time in Acclaim's reports filed with the Securities and Exchange Commission.

BACKGROUND INFORMATION:

Acclaim is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment platforms including Nintendo, Sony Computer Entertainment America and Sega hardware systems, and PCs. Acclaim owns and operates five software development studios located in the U.S. and the U.K. where it develops its own software, and a motion capture studio in the U.S. Acclaim distributes its software directly in North America, the U.K., Germany, France, Spain and Australia. Acclaim also distributes software developed and published by third parties and develops and publishes strategy guides relating to its software and comic book magazines. For more information, please visit our website at http://www.acclaim.com.

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